Exhibit 99.2

C O R P O R A T E   P A R T I C I P A N T S

Mark D. Stolper, Executive Vice President and Chief Financial Officer

Dr. Howard Berger, President and Chief Executive Officer

C O N F E R E N C E   C A L L P A R T I C I P A N T S

Brian Tanquilut, Jefferies & Company

Mitra Ramgopal, Sidoti & Company, LLC

Edward Kressler, Angelo, Gordon & Co.

P R E S E N T A T I O N

Operator:

Good day, everyone and welcome to the RadNet, Incorporated Third Quarter 2016 Financial Results Conference. Just a reminder that today's conference is being recorded.

At this time, it's my pleasure to turn the conference over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet Incorporated. Please go ahead, Sir.

Mark D. Stolper:

Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet's third quarter 2016 financial results.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet's ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on Management's current preliminary expectations and are subject to risks and uncertainties which may cause RadNet's actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet's reports filed with the SEC from time-to-time, including RadNet's Annual Report on Form 10-K for the year-ended December 31, 2015 and RadNet’s Quarterly Report on Form 10-Q to be filed shortly. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

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With that, I'd like to turn the call over to Dr. Berger.

Dr. Howard Berger:

Thank you, Mark. Good morning, everyone, and thank you for joining us today. On today's call, Mark and I plan to provide you with highlights from our third quarter 2016 results, give you more insight into factors which affected this performance, and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I'd like to thank you all for joining us today and for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

Overall, I am extremely pleased with the continuing improvement in our metrics and financial performance relative to the earlier periods of this year and as compared to last year's third quarter. This quarter, we achieved record revenue and EBITDA. Our revenue increased 7.8% from last year's third quarter, primarily due to the contribution of the Diagnostic Imaging Group assets we purchased in October of last year. On the same-center, we experienced slight procedural volume growth relative to last year and 0.4% same-center revenue growth. This performance represents the 10th quarter in a row of same-center organic procedural volume growth. We are very proud of this consistency.

Sequentially, relative to the second quarter of 2016, our revenue increased 2.8%, and relative to the first quarter of this year, our revenue increased 3.8%. As compared with last year's same quarter, EBITDA increased 1.6% and, sequentially, relative to the second quarter of 2016, our EBITDA increased 2.2% and relative to the first quarter of this year, our EBITDA increased 32.5%. This performance gives us confidence that we have a very healthy platform for our business from which to continue our growth.

Much of our operational focus remains with challenges to complete the integration of our New York acquired operations, most notably the Diagnostic Imaging Group and Lenox Hill New York Radiology Partners operations. We continue to spend the money necessary to integrate these substantial assets onto our IT, billing, accounting, and operational infrastructure.

Integration efforts include the rebranding of selected centers, the strategic relocation of centers, augmenting and changing center level and regional personnel, and even consolidating facilities in a couple of instances. These efforts continue to take time and require financial resources and investment. Although this has been a substantial commitment of ours, I believe that we are positioning these operations to show marked improvement in 2017 and beyond.

I'd like to spend a few minutes discussing several of our larger growth initiatives, efforts that I believe can also contribute to a strong 2017. First, we continue to work on hospital and health system partnerships to expand our joint venture business. Currently, we have 15 held system joint ventures, many of these are relationships where we own and operate outpatient imaging facilities in conjunction with local hospitals. In certain cases, our Radiology Group Partners staff the in-patient radiology departments within our joint venture partners' hospitals. We are in active discussions with new partners and are pursuing expansion opportunities with existing partners. We continue to find these relationships extremely valuable. Our experience has been that our Hospital Partners are effective in driving business to our jointly owned facilities and that there is great value in eliminating the health system as an outpatient competitor.

In certain instances, in order to establish these joint venture opportunities, we sell financial interest in existing RadNet facilities to a local hospital or system. As an example, this is what we did with Life Bridge Health Systems last year. In other examples, we buy into existing hospital facilities or agree to construct new facilities by sharing the investment, officially highlighted in the past regarding the Barnabas Health Joint Venture. We have the financial and operational flexibility to make any deal construct that is mutually advantageous. We also have various capabilities that can be offered in conjunction with our Partners, including eRAD IT solution, BreastLink, and teleradiology, as well as on-site professional staffing. I look forward to being in a position to announce more of these new joint ventures within the next two quarters.

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Second, earlier next year we will be expanding our BreastLink Breast Disease Management capabilities to East Coast markets. Currently, BreastLink operates comprehensive breast cancer diagnostic and treatment facilities in Southern California. Our offering provides a full continuum of care to our patients and our medical outcomes have been extraordinary. We have demonstrated in California that assembling world-class breast imagers, medical oncologists, and surgeons in the same medical practice on an outpatient basis can materially improve the experience and prognosis of patients. All this can occur while saving significant costs to the medical delivery system by eliminating or minimizing hospitalization and inpatient care. We are in the final stages of the process of assembling the necessary professional personnel and facilities to create the BreastLink offering in one or more of our largest East Coast markets.

The BreastLink offering is highly complementary to our Imaging business and drives procedural volumes, both because our Women's Health Imaging business drives BreastLink patient volume and because patients with breast cancer are high utilizers of various Advanced Imaging modalities. We hope to be in a position early in 2017 to formally announce our East Coast expansion of BreastLink.

The third expansion opportunity that I will discuss today is the opportunity to bring capitation and risk-based contrasting to our East Coast markets. For RadNet's West Coast operations, Capitation has been a significant driver over the last three years. Today, Capitation represents over $100 million of our annual revenues. We have over 40 contracts with large medical groups who sub-capitate the imaging utilization to us for over 1.5 million lives. No other imaging center company in the United States has the network, systems, and knowledge to service managed-care lives under capitated agreements like we do.

Capitation brings recurring and predictable revenue streams, builds capacities at our facilities, and drives non-capitated fee-for-service business from the same position of (inaudible) community that sends us their capitated managed-care lives. We have demonstrated our ability over time to effectively service large books of business profitably, and we have had over 90% success rates in contractual renewals.

RadNet's focus on multimodality facilities and densely populated clusters of centers plays into our ability to create and service large network contracts. Our regional operations in the New York Metropolitan area and the mid-Atlantic are perfectly positioned to contract for large managed-care populations from health systems, accountable care organizations, and medical groups. We've been in discussions for servicing several large contracts that could significantly enhance the revenue of our existing operations and drive large patient populations into RadNet and RadNet-contracted facilities.

I look forward to keeping you apprised of our progress of bringing this offering to the East Coast and hope to be in a position later this year or early next year to discuss some of these successes.

At this time, I'd like to turn the call back over to Mark to discuss some of the highlights of our third quarter 2016 performance. When he is finished, I will make some closing remarks.

Mark D. Stolper:

Thank you, Howard. I'm now going to briefly review our third quarter 2016 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our third quarter performance. Lastly, I will update 2016 financial guidance levels.

In my discussion, I will use the term Adjusted EBITDA which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation, and amortization and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains, and non-cash equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to noncontrolling interest in subsidiaries as is adjusted for non-cash or extraordinary and one-time items taken place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet in common (phon) Shareholders is included in our earnings release.

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With that said, I'd now like to review our third quarter 2016 results.

For the three-months ended September 30, 2016, RadNet reported revenue and Adjusted EBITDA of $224.6 million and $35.9 million respectively. Both levels were the highest in our Company's history. Revenue increased $16.3 million or 7.8% over the prior-year same quarter and Adjusted EBITDA increased $557,000 or 1.6% over the prior-year same quarter.

For the third quarter of 2016, as compared to the prior year's third quarter, MRI volume increased 4.7%, CT volume increased 6.6%, and PET CT volume increased 9%. Overall volume, taking into account Routine Imaging exams, inclusive of x-ray, ultrasound, mammography, and other exams increased 6.7% over the prior year's third quarter.

In the third quarter of 2016, we performed 1,526,326 total procedures. The procedures were consistent with our multimodality approach whereby 77.8% of all the work we did by volume was from Routine Imaging.

Our procedures in the third quarter of 2016 were as follows. Please note that we have standardized our procedural volume categorization among regions according to our internal KBI, or Key Business Indicators dashboard, so the volumes I'll be quoting for last year's comparison period will be slightly different than those I reported at this time last year. Because the restated procedural volumes for last year's period are calculated under the same methodology as the current period, the comparisons between the two periods are accurate, as are the conclusions that can be drawn.

Here are the numbers. We performed 190,397 MRIs as compared with 181,786 MRIs in the third quarter of 2015. We performed 141,939 CTs as compared with 133,114 CTs in the third quarter of 2015. We performed 6,637 PET CTs as compared with 6,088 PET CTs in the third quarter of 2015. We performed 1,187,353 Routine Imaging exams, which include nuclear medicine, ultrasound, mammography, x-ray, and all other exams, as compared with 1,110,153 of all these exams in the third quarter of 2015.

Net income for the third quarter of 2016 was $1.6 million or $0.04 a share compared to net income of $8 million or $0.18 per share reported for the three-month period ended September 30, 2015. This is based upon weighted average number of shares outstanding of 46.3 million and 44.8 million for these periods in 2016 and 2015 respectively. The comparison of net income is affected by certain unusual items which occurred in each of the third quarters of 2016 and 2015.

During the third quarter of 2016, we wrote off $709,000 of deferred financing fees and expensed $606,000 of one-time rating agency and legal fees related to the refinancing transaction we completed on July 1, 2016, which was the first day of the quarter. We also had a one-time $1.2 million adjustment to depreciation expense and $2 million of severance related to our New York acquisitions.

Affecting the third quarter of 2015, we recorded a $4.8 million gain from the sale of our New Jersey facilities to our joint venture with Barnabas Health, and also in that 2015 third quarter we reported $2 million of implementation revenue from the commencement of operations of our management service agreement in Qatar. Adjusting for these events in both quarters, adjusted earnings per share was $0.11 in the third quarter of 2016 as compared with $0.10 in the third quarter of 2015.

Also affecting net income in the third quarter of 2016, excluding the items I just mentioned above, in our adjusted earnings calculation, were certain non-cash expenses or nonrecurring items, including the following: $1.2 million of non-cash employee stock compensation expense resulting from the vesting of certain options and restricted stock, $188,000 of severance paid in connection with headcount reductions related to cost savings initiatives, a $66,000 gain on the sale of certain capital equipment, and $799,000 of amortization of deferred financing fees and loan discounts related to our credit facilities.

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With regards to some specific income statement accounts, overall GAAP interest expense for the third quarter of 2016 was $11.4 million. This compares with GAAP interest expense in the third quarter of 2015 of $10.5 million. Interest expense in this quarter of 2016 included $709,000 of a one-time non-cash write-off of deferred financing fees as a result of a refinancing transaction, which I mentioned earlier was completed on July 1.

For the third quarter of 2016, bad debt expense was 5.4% at our Service Fee revenue net of contractual allowances and discounts compared with 4.9% for the third quarter of 2015. This difference is mostly due to a reclassification we completed between contractual allowances and bad debt at the end of last year. Sequentially, as compared with the second quarter of 2016, bad debt decreased by 0.6%.

At September 30, 2016, after giving effect to bond and term loan discounts, we had $648 million of net debt, which is our total debt less our cash balance, and we were drawn $1.6 million on our $117.5 million revolving line of credit.

On July 1, we completed the refinancing of our senior debt facilities where we lengthened the maturities of our debt to 2023 in the case of our first lien term loan and 2021 in the case of our senior revolving credit facility. At the same time, we avail ourselves of additional operating flexibility to continue to grow our business and pursue the types of opportunities for expansion that we will envision will be available to us over the next several years.

We believe that securing our capital structure in a low interest rate environment was prudent and allows us to focus in operations without having concern about risks associated with the capital markets in years to come. During the quarter, we repaid $2.9 million of notes and leases payable and term loan debt, had cash capital expenditures net of asset dispositions of $11.8 million. Since December 31, 2015, accounts receivables increased approximately $20.4 million and our net Days Sales Outstanding, or DSOs, were $66.7 million as compared with—excuse me—66.7 million days as compared with 66 days at the end of 2015.

Since July 1, 2016, we've been holding all claims related to one of our largest East Coast health plans while we have been in a negotiation with this payer regarding our rates. We recently completed this negotiation, which will result in a material increase in our rates within that market. Beginning about a week ago, we started releasing these claims for payment from the health plan and expect to collect close to $30 million from the plan before year-end on behalf of our consolidated centers, joint ventures, and physician groups. Excluding this payer from our DSO calculation, DSOs would've been 61 days at quarter-end, a decrease of over 5 days since year-end 2015.

At this time, I'd like to reaffirm our 2016 financial guidance levels which we released in conjunction with our fourth quarter and year-end 2015 financial results. Our net revenue range remains between $870 million and $910 million; our Adjusted EBITDA range remains between $130 million and $140 million; our capital expenditures, we inched up by $3 million and narrowed the range to be between $55 million and $58 million in 2016; our cash interest expense, the range remains the same between $37 million and $40 million; and our free cash generation range remains between $40 million and $50 million this year.

We are on track to meet our guidance ranges for the year. All ranges remain unchanged from what we announced previously, with the exception of the capital expenditures which I mentioned just a few minutes ago. This increase to capital expenditures is to continue to fund a replacement program for our computed radiology, or CR x-ray scanners, to provide them with digital wireless transmitting capabilities as well as to fund certain center expansions in several of our marketplaces.

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I'll now take a few minutes to give you an update on 2017 reimbursement and discuss what we know with regards to 2017 anticipated Medicare rates. With respect to 2017 Medicare reimbursement, we received in July a matrix for proposed rates by CPG code, which is typically part of the physician fee schedule proposal that was released about that time ever year. In July, and as communicated on our second quarter financial results call in August, we completed an initial analysis and compared those rates to 2016 rates. We volume-weighted our analysis using expected 2017 procedural volumes. Our initial analysis showed that Medicare rates for 2017 were essentially neutral relative to 2016 rates. We estimated that at that time no material impact to RadNet's revenue in 2017.

A couple of weeks ago, we received CMS's final rule governing 2017 rates. We are pleased to report that they are in line with CMS's initial proposal in July. Therefore, we are projecting no material impact on our Medicare rates in 2017. This is only the third year since the advent of the Deficit Reduction Act in 2007 where CMS is proposing to leave rates essentially unchanged. Our industry has been significantly impacted by rate cuts and we've constantly had to improve our business, in some cases dramatically, just to stay in place. We hope and believe that CMS is now recognizing that the problem in imaging is not pricing, but the abuses like overutilization and self-referral settings.

Irrespective of the unchanged rates for 2017, we will continue to be focused on lowering our cost structure through using our scale and ability to drive efficiencies in our organization. We will continue to seek pricing increases in regions where we are essential to the healthcare delivery system, recognizing that our prices remain significantly discounted as compared to hospital settings. We will also continue to pursue partnership opportunities with local hospitals and health systems where we think these arrangements could result in increased volumes and long-term stable pricing from private payers.

Lastly, we will continue to acquire strategic targets, particularly small mom-and-pop players, at the three to four times EBITDA level in our core geographies that further strengthen our local markets and achieve efficiencies with our existing operations.

I'd now like to turn the call back to Dr. Berger who will make some closing remarks.

Dr. Howard Berger:

Thank you, Mark. As we are approaching midway into the fourth quarter, it's only natural to reflect on 2016. This year has been a year where we've plussed (phon) from our acquisition activity and focused on base operations and on integrating the significant acquisitions we made over the last couple of years, notably in New York. Although this integration has been challenging to our staff and systems, I believe we will see many of the fruits of our labors in the quarters to come. This will be especially apparent when some of the growth initiatives I mentioned in my opening remarks begin to materialize and be made public.

What this illustrates is the logic and power behind our core operating strategy of consolidating regional marketplaces and focusing on densely clustered networks. The larger we get on a regional basis, the more opportunities arise, such as capitation, joint ventures, reimbursement benefits, operational synergies, and eRAD and BreastLink expansion. As we move into 2016, our focus will be to continue to be on our operations; however, we will always be in the market to evaluate opportunistic acquisitions that further our strategy. This could mean completing more small acquisitions in 2017 of independent operators or it could mean the completion of one or more significant transactions of midsize operators that would provide us with immediate market penetration and scale that we could leverage in the near term. Our size in the mid-Atlantic region, the New York Metropolitan area, and in New Jersey has led to discussions with health plans and insurance companies which resulted in reimbursement benefits to RadNet.

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As we continue to become an indispensable part of the healthcare delivery systems in the markets in which we operate, this leverage grows stronger, particularly as business continues to move away from hospital-based settings. We remain optimistic about our future and position in the healthcare industry. We are constantly striving to be a better and more efficient company. I'm extremely proud and excited as I sit here today when I think about the potential for RadNet's future. I look forward to updating you on many of these initiatives that we've discussed on our call today during our fourth quarter call in the New Year.

Operator, we are now ready for the question-and-answer portion of the call.

Operator:

Thank you, sir. To the audience today, if you'd like to ask a question at this time, please press star, one on your touchtone telephone. Just a reminder, if you're joining us by speaker phone today, make sure your mute function is turned off to allow the signal to reach our equipment. Once again, star, one for your question.

We'll go first to Brian Tanquilut at Jeffries.

Brian Tanquilut:

Hey, good morning, guys. Howard, thanks for all the color on just the partnerships and everything you're doing. Let me start by asking—obviously, topic of the day—how should I be thinking about your exposure to the exchanges and the ACA, whether—for Medicaid expansion as well? I know that was a benefit for you a couple of years ago, especially in California.

Dr. Howard Berger:

What is the topic of the day, Brian? Is there something else other than RadNet earnings call going on? Hi, Brian. Yes, I am not at all concerned about the results of the election as it relates to RadNet. In fact, I think in some respects there may be some relief here. I think there'll be less emphasis on issues like single-payer systems and continued regulatory issues that I believe have actually been detrimental to the healthcare system, as well as the general economy.

In particular, I'm also not concerned about the unwinding of the Affordable Care Act. I believe RadNet has primarily benefited from that, really only in California, and primarily in the large increase that has come through our medical groups that we capitated with in the Medicaid program here called Medi-Cal in California. I believe the people have entered the system as we saw initially here. Our people that have not accessed appropriately the healthcare system over many years and have indeed been very much changing the way the entire Medi-Cal system now appears in terms of the average type of person that it covers. There were considerably older and sicker patients that was the driver in our utilization and for which we have enjoyed a resetting of our rates with all of our Medi-Cal contracted systems that has resulted in substantial increase in revenue. I do not see these people going back into the general market uninsured, particularly when they are in a relatively healthy state at this time, meaning California with its financial situation, and that these people would, left unattended to their healthcare, cost the system far more than it is in the HMO arena.

So, the long and short of this is I don't expect major changes certainly in the near term. These people need the healthcare that they are now seeing, and if anything, the pressure, I believe, will continue to be on hospital systems that, at least in case of imaging and other ambulatory services, continue to see pressure and movement away from the hospital systems into the more cost-effective and, I think, better environment to see patients in a hospital setting. So, overall, I think this may be, at least for RadNet, a long-term positive.

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Brian Tanquilut:

Got it. Hey, Mark, do you mind giving us—parsing out the same-store data? Is there a way for you to compare what the East Coast versus West Coast operations?

Mark D. Stolper:

Yes, I don't have that at my fingertips. But I would tell you that we had increases in our advanced modalities on both coasts. We were up 2% in MRI, 3.9% in CT, 6.3% in PET CT nationwide, and those were positive same-store sales comps on both coasts. We were down a little bit in routine modalities nationwide, which I think is more of an aberration than anything else, nor is it, from a revenue standpoint, material to us given that the differential and pricing on advancements to imaging.

Dr. Howard Berger:

Let me add a little color to that, at least as far as the East Coast is concerned, Brian. We haven't highlighted the success that we've had in transitioning over to 3-D mammography, which has been a major focus on the East Coast as opposed to the West Coast for 2016. We have invested heavily in that, which is another reason why our cap ex was a little bit higher than originally anticipated this year, but the results of that have been that we are doing currently 1,200 to 1,300 3-D mammograms a day on the East Coast since the beginning of the year, and given that we generally get anywhere from $50 to $70 per exam for this technology, it has been a significant driver, not in overall volume but in revenue. When I say not overall volume, it's because these same women, in prior circumstances were getting 2-D mammography and now are electing to do 3-D mammography, either on their own or as a result of the request of their referring physicians. So, I believe that may be part of why we're seeing increased revenue disproportionate to increased volume overall for the Company.

The other point for us to add to that is that mammography and women's health is a major focus of the Company as it relates to breast disease and breast cancer, and this very much feeds into our overall BreastLink strategy, which I hope to be talking about in more detail in coming quarters.

Brian Tanquilut:

Got it. Last question for me. Mark, on the comment on reimbursement next year, I mean, given all the moving parts without getting into guidance, I mean, is it safe to assume or is it correct to assume that EBITDA should be up next year?

Mark D. Stolper:

We would—yes, I mean, obviously we give guidance after our fourth quarter earnings release, but, yes, you can bet that we're predicting next year to have a higher EBITDA than year for sure.

Brian Tanquilut:

Cool. All right. Thanks, guys.

Dr. Howard Berger:

Thanks, Brian.

Operator:

Just a reminder, if you do a question, please press star, one at this time. We'll go next to Mitra Ramgopal at Sidoti & Company.

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Mitra Ramgopal:

Yes. Hi. Good morning; just a couple questions. First, I was wondering if I could get some more color as you look at the same-store overall volume numbers this quarter versus what we've seen in the past few quarters, the kind of softening there. That CT, however, had really nice same-store and I was wondering if there was anything in particular driving that.

Mark D. Stolper:

Yes. The same-store numbers, when you look at Advanced Imaging, meaning MRI being up 2% and CT 3.9% and PET CT being up 6.3%, is strong. What looks interesting is that Routine Imaging was slightly down and we do—as I mentioned, 77.8% of our business is Routine Imaging, so if Routine Imaging is down a point, but Advanced Imaging might be up two or three points, then that kind of balances each other out so when we report in aggregate, our same-center was only up 0.1%. But in the modalities that really matter, the Advanced Imaging, we are up significantly.

We also changed and reclassified a couple of our other exams and pulled it out of our volume numbers year-over-year, and I think that may have had a little affect of the comparison. But this doesn't concern us. I mean, this is the 10th quarter in a row where we've had positive same-center volume trends and we feel strong going into this final quarter where we're halfway through the quarter already.

Dr. Howard Berger:

I'll make a comment that you alluded to about PET CT scanning and why it was up disproportionately to the other Advanced Imaging modalities. I'm pleased to report that our actual use of PET scanning is going up. We haven't added necessarily new PET CT systems into our inventory, but what's happening is that growth in PET scanning, particularly in three areas that we are uniquely able to participate in, have started to take root. The first of that is prostate imaging, which, combined with ultrasound scanning to do fused imaging, has been extremely successful in concert with the large urology groups, both on the East Coast and West Coast that we have relationships with.

Secondly, as our mammography volume increases, the amount of breast MRs that we're doing, as well as PET scanning for breast cancer has continued to grow. The third is that we are actively participating in a nationwide research program for new prostate scanning agents, as well as Alzheimer scanning for PET CT evaluation, and we are doing a disproportionate amount of that research relative to what is done in the other centers in the country. So, that is a major driver for us and something that I think you'll continue to see us benefit from and invest in.

Mitra Ramgopal:

Okay. Thanks. That was great. My other question I just wanted to follow-up a little on the Capitation business. I know you mentioned you're doing over 100 million on the West Coast, and as you look currently at the opportunities on the East Coast, if you can give us a sense of your expectations in terms of being able to match the West Coast in terms of what kind of timeframe roughly you're thinking about, and do you need to make some substantial investments ahead of that?

Dr. Howard Berger:

Well, as I alluded to in my earlier remarks, we're in active conversations with several participants on the East Coast and we believe that we will be able to announce a successful completion of some of these initiatives that will then continue to grow within the next three to six months. Relative to any investment for this, it'll be relatively nominal investment because most of this business would be driven into RadNet networked centers, given the fact that we've already got the infrastructure and equipment in place in order to achieve the additional, or see the additional capacity that will be driven by these contracts.

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Other tools that we have in place, such as our utilization management and IT infrastructure, will also be greatly beneficial to managing the risk and overseeing the utilization necessary to provide the kind of opportunity and profitability. I can't help but reinforce that these Capitation contracts come with relationships with medical groups that also have a significant fee-for-service or PPO component of their practices for which we generally are the beneficiary of that since these referring physicians really want to do one-stop shopping for their patients regardless of what their financial classification is for their health insurance.

So, we've seen that here on the West Coast and we have every reason to believe that that same logic and opportunity exists on the East Coast, and we, I think, have demonstrated our ability to, both financially and clinically manage risk appropriately.

Mitra Ramgopal:

Okay. Thanks for taking the questions.

Dr. Howard Berger:

You're welcome.

Mark D. Stolper:

Thanks, Mitra.

We'll go next to Ed Kressler at Angelo Gordon.

Edward Kressler:

Good morning, guys. Thanks for having the call. Mark, you had gone over the AR build related to the East Coast, I think, commercial renegotiation. It's all kind of Q1 cash flow from ops kind of going way down and a $28 million change in working cap. I did miss kind of, however, the timing that you had mentioned. Was it all within this quarter and then when does the new contract go into play and we kind of expect to see the benefit of the increased rates? Thank you.

Mark D. Stolper:

Yes. So we've been holding claims since July 1 of this year with respect to one of our largest payers in our East Coast marketplace. We've been in negotiation with that payer over a rate increase, really since July. We've since completed that negotiation which will result in a successful increase in our reimbursement, and the reason why we were holding claims is because our goal, which we were able to achieve, was to have that increase be retroactive to July 1, and so we didn't want to have any claims paid and then have to go back and show them the claims that they were paid and try to get the differential in the increase for those claims.

So we've been holding claims. We completed the negotiation a couple of weeks ago. We've started to release those claims in batches to this payer and we expect to get all of this money in by year-end. Just to give you an indication of how significant this was and how big this particular payer is, it was $80 million of gross charges that we were holding up, which will result in about $25 million to $30 million of additional cash that we will receive likely before end. We expected to receive it all before end and that represents cash for our consolidated operations, cash for our JV, as well as our physician Partners on some professional services contracts that they have with hospitals. So, we're really pleased that we got this increase. It is a function of the relationship that we have with this pair, the importance that we have in their provider network, and I think the recognition of the payer that, although they're going to be paying a little bit more for these services, that the pricing that we provide them is at a significant discount relative to their alternative, which is to have their outpatient work going into the local hospitals where we see a tremendous differential.

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So, I think this is all good news. It shows the logic in our strategy and a lot of this AR build, which looks like it's built up in the last couple of quarters, will dissipate by year-end.

Edward Kressler:

Got you. Releasing that, I mean, the difference kind of between—that accounts for the difference, right, the $12 million of cash flow from ops from the comp quarter versus $3 million this quarter, that's the delta there?

Mark D. Stolper:

Yes.

Edward Kressler:

Perfect. Thanks very much.

Mark D. Stolper:

Otherwise, we would've expected—we were drawn $1.6 million on our revolver, Ed, at quarter-end and if we hadn't had this negotiation in health claims, we would've not only had zero dollars drawn on our revolver but we would've had a significant amount of cash in the bank.

Edward Kressler:

Right. Right. One more while I've got you, please. On the guidance update, cap ex has gone up a little bit, and when I think about kind of the map (phon) for free cash flow generation, cap ex has gone up from kind of a $45 million to $50 million guidance number in Q1, now to $55 million to $58 million. EBITDA has been flat over that kind of guidance period, but, yet, free cash flow generation hasn't moved when we've kind of had maybe a $10ish million cap ex boost. How do we reconcile that?

Mark D. Stolper:

Yes. I think it's somewhat of a timing issue. With the additional cap ex that we're spending this year versus next year, I think because of that additional cap ex, we'll probably be towards the low-end of the range in the free cash flow guidance. We just chose not to change it.

Edward Kressler:

Got you. Understood. Thanks very much, guys.

Mark D. Stolper:

You're welcome.

Dr. Howard Berger:

Thank you.

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Operator:

Just a final reminder to the audience, if you do have a question, please press star, one at this time. We'll pause for just a moment. Gentlemen, it appears I have no further questions for you at this time. I'll turn the program back over to you.

Dr. Howard Berger:

Thank you, Operator. Again, I would like to take this opportunity to thank all of our Shareholders for their continued support and the employees at RadNet for their dedication and hard work. Management will continue in its endeavor to be a market leader that provides great service that's with an appropriate return on investment for all Stakeholders.

Thank you for your time today and I look forward to our next call.

Operator:

Once again, ladies and gentlemen, that does conclude our conference for today and, again, thank you for joining us.

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